Exhibit 99.2

Q2 FY08 Question & Answer

December 20, 2007

1.	What were some examples of major brands in the Consumer Foods segment posting sales growth for the quarter?

Blue Bonnet

Chef Boyardee

Egg Beaters

Healthy Choice

Hebrew National

Libby’s

Marie Callender’s

PAM

Reddi-wip

Rosarita

Ro*Tel

Slim Jim

Snack Pack

Wesson

Wolf

2.	What were some examples of major brands in the Consumer Foods segment posting sales declines for the quarter?

ACT II

Crunch N Munch

DAVID

Kid Cuisine

Knott’s Berry Farm

Manwich

Orville Redenbacher’s

Parkay

Pemmican

Swiss Miss

3.	What were unit volume changes for the quarter in the Consumer Foods and Food and Ingredients segments?

As reported Consumer Foods volume decreased 1%; excluding items impacting comparability, volume increased 3%.

Food and Ingredients volume was flat.

4.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $77 million (versus approximately $87 million in Q2 2007)

5.	How much were capital expenditures from continuing operations for the quarter?

Approximately $111 million (versus approximately $66 million in Q2 2007)

6.	What was the net interest expense for the quarter?

Approximately $64 million (versus approximately $52 million in Q2 2007)

7.	What was corporate expense for the quarter?

Approximately $127 million for the quarter (versus approximately $92 million in Q2 2007)

8.	How much did the company pay in dividends during the quarter?

Approximately $88 million

9.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 491 million shares for the quarter

10.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = gross profit* divided by net sales

Gross margin = $945/$3,511 = 26.9%

Operating margin = segment operating profit** divided by net sales

Operating margin = $545/$3,511 = 15.5%

*	Gross profit = net sales – costs of goods sold ($3,511 – $2,566 = $945)
**	See second-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $354/$3,511 = 10.1%.

11.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

	Q2 FY08	Q2 FY07
Total debt*	$3,713	$3,558
Less: Cash on hand	$128	$804

Net debt total	$3,585	$2,754

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.

12.	What is the net debt to total capital ratio at quarter end?

43% currently and 37% a year ago

This ratio is defined as net debt divided by the sum of net debt plus shareholder equity. See question #11 for the components of net debt.

13.	What was the effective tax rate for the quarter?

The effective tax rate for continuing operations for the quarter was 35%.

14.	What is the projected tax rate for fiscal year 2008?

The company plans for a tax rate of 34—35% on pretax earnings, excluding items that impact comparability.

15.	What are the projected capital expenditures for fiscal 2008?

Approximately $475 million

16.	What is the expected net interest expense for fiscal 2008?

Approximately $250 million

17.	Did the company repurchase any shares during the second quarter?

No, the company exhausted its prior authorization during the first quarter. On September 27, 2007, the company’s board of directors authorized an additional $500 million of share repurchases. The company plans to repurchase shares periodically, depending on market conditions, and may make purchases in the open market or through privately negotiated transactions.

18.	What are the main items in the second-quarter fiscal 2008 diluted EPS from continuing operations that affect comparability with second-quarter fiscal 2007 diluted EPS?

Summary of major items included in diluted EPS of $0.50 from continuing operations for the second quarter of fiscal 2008	Second Quarter FY08
Expense related to pot pie recall	$0.03

Summary of major items included in diluted EPS of $0.39 from continuing operations for the second quarter of fiscal 2007	Second Quarter FY07
Expense related to restructuring program	$0.05
Gain related to the sale of an oat milling operation and a non-core asset	$0.03
Benefit related to the sale of a malt joint venture	$0.02
Gain from a fire insurance settlement	$0.01
Benefit from a favorable resolution of franchise tax matters	$0.01
Expense from net unfavorable tax settlements and changes in estimates	$0.02
Negative round impact related to restructuring charges listed above	$0.01

19.	Why do EPS from continuing operations and items impacting comparability differ slightly from what was presented in the fiscal 2007 second quarter release?

After the earnings release date, the company recorded additional restructuring charges that impacted the fiscal 2007 second quarter. Please refer to the current presentation of these results in this release, or the non-GAAP reconciliation archives on the company’s website. To view via the company’s website, please follow these instructions:

1.	Go to www.conagrafoods.com
2.	Click the “Investors” tab
3.	Click on “Financial Reports & Filings”
4.	Click on “Non-GAAP Reconciliations”
5.	Click on “Non-GAAP Reconciliations Archives”
6.	Click on “Fourth Quarter Non-GAAP Reconciliation Originally Posted June 27, 2007”
7.	Click on “EPS Reconciliation”

Note on Forward-Looking Statements:

This document contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility to update these statements. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, future economic circumstances, industry conditions, the company’s ability to execute its operating and restructuring plans, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, the ultimate impact of the company’s recalls, access to capital, actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date made.